                                                                  EXHIBIT 99.214

       USING "ZERO PRICED LOADS" TO MITIGATE OVERGENERATION CONDITIONS IN
                                 PX'S DA MARKET

SUMMARY:

This paper describes an approach to allow PX participants to mitigate overgeneration condition in the Day-Ahead Market by bidding additional demand (e.g., pump load) at "near-zero" prices rather than curtail generation. The approach is consistent with PX's current protocols

BACKGROUND:

Based on its existing protocols, should the PX detect overgeneration condition in the DA market, it will determine the magnitude of total portfolio generation that must be curtailed by PX participants in order to bring the total supply and demand in the PX market into equilibrium. Figure 1 schematically demonstrates the process of mitigating overgeneration condition by the PX.

After the overgeneration management process is completed at the PX, PX participants submit their individual supply and demand resource schedules. The sum of the individual supply schedules by each PX participant must match the total supply portfolio determined for that participant by the PX for that participant. The same rule applies to individual demand schedules. Hence, the only approach to mitigate overgeneration condition after the overgeneration management process is to curtail generation(1).

Some PX participants want to increase their demand rather than curtail generation when overgeneration condition occurs and energy price is zero. This paper describes an approach for PX participants to bid additional demand (e.g., pump load) at "near-zero" prices (let's, call these zero priced loads or ZPLs) in order to mitigate overgeneration condition in the Day-Ahead Market and avoid curtailing generation schedules.

                FIG 1. THE PX OVERGENERATION MANAGEMENT PROCESS

                                  [FLOW CHART]

--------
(1) This approach prevents potential gaming by PX participants who may withhold their demand bids to create overgeneration condition and then submit their demand schedules to benefit from zero priced energy after overgeneration condition is created.

APPROACH:

A PX participant who wishes to have additional "zero priced load" (ZPL) considered for overgeneration mitigation purposes could submit an additional portfolio bid at "near-zero" price and equal to the magnitude of the ZPL in addition to its original demand bid. This demand bid will be {$2500, 0}, {$0.01, 0}, {$0, ZPL} - where $0.01 is to satisfy the validation rules in the Trade Application Software.

   FIG 2a. DEMAND PORTFOLIO BID CURVE FOR A PX PARTICIPANT BEFORE ADDING ZPL

                                  [FLOW CHART]

   FIG 2b. DEMAND PORTFOLIO BID CURVES FOR THE PX PARTICIPANT INCLUDING THE ZPL

                                  [FLOW CHART]

RESULTS:

The overall PX overgeneration process is schematically demonstrated in Figure 3 below after one or more PX participant add their ZPL demand bids to their overall demand portfolio bid.

 FIG 3. THE PX OVERGENERATION MANAGEMENT PROCESS AFTER ADDING ZERO PRICED LOADS

                                  [FLOW CHART]

It is possible that by adding zero priced loads (ZPLs), the overgeneration condition will completely disappear and supply and demand portfolio curves will intersect at a non-zero price, see Figure 4 below. Under these circumstances, however, the price of energy will always be less than $0.01/MWh.

 FIG 4. THE OVERGENERATION MAY COMPLETELY DISAPPEAR AS A RESULT OF ADDING ZPLS

                                  [FLOW CHART]